As filed with the Securities and Exchange Commission on January 25, 2000

                                                          Registration No. [ ]

________________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          ---------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ---------------------------
                                 AMTRAN, INC.
            (Exact name of registrant as specified in its charter)

                          ---------------------------

         Indiana                         6719                   35-1617970
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
   of incorporation of         Industrial Classification      Identification
    organization)                    Code Number)                 Number)

                          7337 West Washington Street
                          Indianapolis, Indiana 46231
                                (317) 247-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          ---------------------------

                             Mr. Kenneth K. Wolff
                            Chief Financial Officer
                                 Amtran, Inc.
                          7337 West Washington Street
                          Indianapolis, Indiana 46231
                                (317) 247-4000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                          ---------------------------
                                   Copy to:
                          William P. Rogers, Jr, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

                          ---------------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  __ .....

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __ .....

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __ .....

                          ---------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                                   CALCULATION OF REGISTRATION FEE

      Title of each class          Amount to be        Proposed maximum         Proposed maximum aggregate           Amount of
of securities to be registered      registered     offering price per unit           offering  price              registration fee

  10 1/2% Senior Notes due 2004     $75,000,000              100%                      $75,000,000                    $19,800



PROSPECTUS

                                 Amtran, Inc.
                          ---------------------------

                               OFFER TO EXCHANGE

                UP TO $75,000,000 PRINCIPAL AMOUNT OUTSTANDING
                         10 1/2% SENIOR NOTES DUE 2004
                                      FOR
                     A LIKE PRINCIPAL AMOUNT OF REGISTERED
                         10 1/2% SENIOR NOTES DUE 2004

             The Exchange Offer will expire at midnight, New York
                      City time on [ ], unless extended.

                          ---------------------------



          The terms of the new Exchange Notes are substantially the same as those of the Outstanding Notes except for certain transfer restrictions and registration rights that relate only to the Outstanding Notes. Also, if the exchange offer is not consummated on or prior to [May 19, 2000], the interest rate borne by the Outstanding Notes will increase by a certain amount until the exchange offer is consummated. This offer will expire at [ ], New York City time, on [ ], 2000, unless we extend it. The new Exchange Notes will not trade on any established exchange. Amtran, Inc. currently has outstanding $100,000,000 preferred amount of Exchange Notes that were issued under a previous registration statement.

                          ---------------------------

          Please See "Risk Factors" beginning on page 11 for a description of certain factors that you should consider in connection with the exchange offer.

                          ---------------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                          ---------------------------

                      The date of this prospectus is [ ].

                               TABLE OF CONTENTS
                                                                          Page

Where You Can Find More Information...................................       3
Incorporation of Certain Documents by
   Reference..........................................................       3
Disclosure Regarding Forward-Looking
   Statements.........................................................       4
Prospectus Summary....................................................       5
Summary Description of the Exchange Notes.............................       8
Risk Factors..........................................................      11
The Exchange Offer....................................................      22
Use of Proceeds.......................................................      29
Capitalization........................................................      30
Selected Historical Financial Data....................................      31
Description of Other Principal Indebtedness...........................      34
Description of the Notes..............................................      35
Book-Entry; Delivery and Form.........................................      66
Certain United States Federal Income
   Tax Considerations.................................................      67
Plan of Distribution..................................................      69
Legal Matters.........................................................      70
Experts...............................................................      70

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, must file periodic reports, proxy statements and other information with the Commission. In addition, pursuant to the Indenture and the First Supplemental Indenture covering the Notes, we have agreed to file with the Commission the annual reports and the information, documents and other reports otherwise required by Section 13 of the Exchange Act. All such information is available to the public over the Internet at the SEC's web site at http://www.sec.gov and may be inspected and copied at the public reference facilities:

 Public Reference Room      New York Regional Office    Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center           Citicorp Center
    Judiciary Plaza              Suite 1300             500 West Madison Street
 Washington, D.C. 20549      New York, NY 10048              Suite 1400
                                                        Chicago, IL 60661-2511

Copies of these documents can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

   This prospectus constitutes a part of a registration statement on Form S-4 filed by Amtran, Inc. with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. Reference is hereby made to the registration statement and its exhibits and schedules for further information with respect to Amtran, Inc. and the securities offered through this exchange offer. Statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

   o  incorporated documents are considered part of this prospectus;

   o we can disclose important business and financial information about us, that is not included in or delivered with this prospectus, to you by referring you to those other documents; and

   We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date on which the exchange offer made hereby is consummated:

   o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

   o  Our Quarterly Report on Form 10-Q for the period ended March 31, 1999;

   o Our Quarterly Report on Form 10-Q for the period ended June 30, 1999, as amended;

   o Our Quarterly Report on Form 10-Q for the period ended September 30, 1999; and

   o  Our Definitive Proxy Statement, dated April 9, 1999.

   You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into those documents, are available from us without charge by requesting them in writing or by telephone at the following address and telephone number:

                                  Amtran Inc.
                          7337 West Washington Street
                          Indianapolis, Indiana 46231
              Attention: Kenneth K. Wolff, Chief Financial Officer
                           Telephone: (317) 247-4000

   If you request any incorporated documents from us, we will mail them to you by first-class mail, or by another equally prompt means, within one business day after we receive your request. However, in order to obtain timely delivery of these documents, you must make your request no later then five business days before the expiration date of the exchange offer.

   Unless the context requires otherwise, all references in this document to "This Prospectus" include all documents incorporated by reference into this prospectus.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

   These forward-looking statements are indentifiable by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary", "Risk Factors" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

   Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following:

   o  economic conditions;

   o  labor costs;

   o  aviation fuel costs;

   o  competitive pressures on pricing;

   o  weather conditions;

   o  governmental legislation;

   o  consumer perceptions of our products;

   o  demand for air transportation in the markets in which we operate;

   o  other operational matters discussed in this offering memorandum; and

   o other risks and uncertainties listed from time to time in reports we periodically file with the SEC.

   We do not undertake to update our forward-looking statements to reflect future events or circumstances.

                          ---------------------------

   Amtran is an Indiana corporation which was organized in 1984. The Company's executive offices are located at 7337 West Washington Street, Indianapolis, Indiana 46231, and its telephone number is (317) 247- 4000. Amtran's common stock is traded through the facilities of the Nasdaq Stock Market under the symbol "AMTR."

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that is important to you. We encourage you to read this entire prospectus including the "Risk Factors" section, and the documents we incorporate by reference carefully. All references to "Company," "we" or "our" in this prospectus refer to Amtran, Inc. and its subsidiaries collectively, unless the context otherwise requires.

                                  The Company

   Amtran owns American Trans Air, Inc. ("ATA"), the eleventh largest passenger airline in the U.S. (based on 1998 revenues) and a leading provider of airline services in selected market segments. We are also the largest commercial charter airline in the U.S. and the largest charter provider of passenger airline services to the U.S. military, in each case based on revenues. For the nine months ended September 30, 1999 our revenues consisted of 55.6% scheduled service, 24.4% commercial charter service and 10.6% military charter service, with the balance derived from related travel services.

Scheduled Service

   We provide scheduled service through ATA to selected destinations primarily from gateways at Chicago-Midway and Indianapolis, and we also provide transpacific services between the western U.S. and Hawaii. In the second and third quarters of 1998, we added scheduled service between Chicago-Midway and the Dallas-Ft. Worth, Denver, New York-LaGuardia and San Juan. We focus on routes where we believe we can be a leading provider of non-stop jet service and target leisure and value-oriented business travelers.

Commercial Charter Service

   We are the largest commercial charter airline in the U.S. and provide services throughout the world, primarily to U.S. and European tour operators. We seek to maximize the profitability of these operations by leveraging our leading market position, diverse aircraft fleet and worldwide operating capability. Our management believes our commercial charter services are a predictable source of revenues and operating profits. In part, this is because our commercial charter contracts require tour operators to assume capacity, yield and fuel price risk, and also because of our ability to re-deploy assets into favorable markets. Our commercial charter services are marketed and distributed through a network of domestic and international sales offices.

Military/Government Charter Service

   We have provided passenger airline services to the U.S. military since 1983 and are currently the largest charter provider of these services. Our management believes that because these operations are generally less seasonal than leisure travel, they have tended to have a stabilizing impact on our operating margins. The U.S. government awards one year contracts for its military charter business and pre-negotiates contract prices for each type of aircraft that a carrier makes available. We believe that our fleet of aircraft is well suited to the needs of the military for long-range service.

                    SUMMARY OF TERMS OF THE EXCHANGE OFFER

   In the exchange offer we will accept for exchange up to $75,000,000 aggregate principal amount of Outstanding Notes for an equal aggregate principal amount of Exchange Notes. The Exchange Notes are our obligations entitled to the benefits of the Indenture, as supplemented, relating to the Outstanding Notes. The form and terms of the Exchange Notes are the same as the form of the Outstanding Notes except that the Exchange Notes have been registered under the Securities Act.

Background................... On December 21, 1999, we completed a private placement of $75,000,000 aggregate principal amount of our 10 1/2% Senior Notes under an Indenture dated July 24, 1997 as supplemented by the First Supplemental Indenture, dated December 21, 1999. In connection with that private placement, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer.

Securities Offered........  Up to $75,000,000 aggregate principal amount of
                             10 1/2% Senior Exchange Notes due August 1, 2004, which have been registered under the Securities Act. The terms of the Exchange Notes are substantially the same as the terms of the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the exchange offer is not consummated on or prior to [May 19, 2000], the interest rate borne by the Outstanding Notes will increase by a certain amount until the exchange offer is consummated. See "Description of the Notes--Registration Rights for Outstanding Notes."

                             We currently have outstanding $100,000,000 aggregate principal amount of Exchange Notes that we issued in 1997. The Exchange Notes offered by this prospectus are part of the same series of Exchange Notes that we issued in 1997.

The Exchange Offer........   We are offering to accept for exchange your
                             unregistered, old Outstanding Notes for our new
                             Exchange Notes that have been registered under the Securities Act of 1933. As of the date hereof, $75,000,000 in aggregate principal amount of Outstanding Notes are outstanding. On or promptly after the expiration date we will issue the Exchange Notes to those of you who hold
                             Outstanding Notes and wish to tender them. The issuance of the Exchange Notes is intended to satisfy our obligation contained in the registration rights agreement. For procedures on tendering, see "The Exchange Offer" and "Description of the Notes--Registration Rights for Outstanding Notes."

Expiration of the Exchange   Midnight, New York City time, on [ ], unless we
Offer.....................   extended it. See "The Exchange Offer--Terms of the
                             Exchange Offer, Period for Tendering Outstanding
                             Notes."

Tenders; Withdrawal.......   You may withdraw your tender of Outstanding Notes
                             at any time before the offer expires. If for any reason any Outstanding Notes are not accepted for exchange, they will be returned as soon as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange   The exchange offer is subject to the condition
Offer.....................   that it does not violate applicable law or any
                             applicable interpretation of the staff of the Commission. There is no guarantee that any such condition will not occur. You will have certain rights against us under the registration rights agreement if we fail to consummate the exchange offer.

Federal Income Tax           The exchange pursuant to the exchange offer should
Considerations............   not be a taxable event for federal income tax
                             purposes. See "Certain United States Federal
                              Income Tax Considerations."

Exchange Agent............   First Security Bank, N.A., the Trustee under the
                             Indenture, is serving as the Exchange Agent in connection with the exchange offer.

Use of Proceeds...........   We will not receive any cash proceeds from the
                             issuance of the Exchange Notes in connection with the exchange offer. See "Use of Proceeds" for a description of the use of proceeds from the issuance of the Outstanding Notes.

Consequences If You Do
Not Exchange Your            Outstanding Notes that are not tendered in the
Outstanding Notes.........   exchange offer or are not accepted for exchange
                             will continue to accrue interest, but will not retain any rights under the registration rights agreement and will bear legends restricting their transfer. You will not be able to offer or sell the Outstanding Notes unless:

                             o pursuant to an exemption from the requirements
                               of the Securities Act of 1933;

                             o the old notes are registered under the
                               Securities Act of 1933; or

                             o the transaction requires neither such an
                               exemption nor registration.

                             We do not currently anticipate that we will register Outstanding Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange and Requirements for Transfer of Exchange Notes."

                   Summary Description of the Exchange Notes

          The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if an exchange offer with respect to the Exchange Notes is not consummated by May 19, 2000, 150 days after the Closing Date of the December 21, 1999 private placement, the rate per annum at which the Outstanding Notes bear interest will be increased temporarily. See "Registration Rights for Outstanding Notes."

          Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive any payment of interest on the Outstanding Notes to be exchanged instead. Holders will receive a full semi-annual interest payment on August 1, 2000, which is the next regularly scheduled interest payment date on the Exchange Notes.

Securities Offered........   Up to $75,000,000 aggregate principal amount of 10
                             1/2% Senior Exchange Notes due August 1, 2004, which have been registered under the Securities
                             Act, issued by the Company.

Interest..................   Interest on the Notes is payable semiannually in
                             cash on February 1 and August 1.

Optional Redemption          On or after August 1, 2002, we may redeem some or
by the Company............   all of the Notes at the redemption prices listed
                             in the section entitled "Description of the Notes--Optional Redemption." Prior to such date, we may not redeem the Notes, except as described in the following paragraph.

                             At any time prior to August 1, 2002, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain sales of common stock at a redemption price equal to 110.50% of the principal amount thereof, plus accrued interest, so long as at least 65% of the aggregate amount of the Notes remains outstanding after each such redemption.

Ranking...................   The Exchange Notes will be unsecured and:

                             o will rank equally with all of our unsecured,
                               unsubordinated indebtedness existing or created in the future; and

                             o will be effectively subordinated to all of our
                               obligations under secured indebtedness to the extent of such security and will be senior to all of our subordinated indebtedness created in the future.

                              At September 30, 1999, on a pro forma basis after giving effect to the December 21, 1999 private placement, on a consolidated basis, we would have had outstanding approximately $359.4 million of indebtedness, approximately $55.0 million of which would have been secured. See "Description of the Notes--Ranking."

Guarantee.................    All payments with respect to the Notes (including
                              principal and interest) are unconditionally guaranteed on an unsecured unsubordinated basis, jointly and severally, by each of the following subsidiaries (the Guarantors):

                              o American Trans Air, Inc.;

                              o Ambassadair Travel Club, Inc.;

                              o ATA Leisure Corp. (formerly ATA Vacations,
                                Inc.);

                              o Amber Travel, Inc.;

                              o American Trans Air Training Corporation;

                              o American Trans Air Execujet, Inc.;

                              o Amber Air Freight Corporation; and

                              o Chicago Express Airlines, Inc.

                              Such guarantees:

                              o will rank equally with all existing and future
                                unsecured unsubordinated indebtedness of the
                                Guarantors;

                              o will be effectively subordinated to secured
                                indebtedness of the Guarantors to the extent of such security; and

                              o will be senior in right of payment to all future
                                subordinated indebtedness of the Guarantors.

                              At September 30, 1999, on a pro forma basis after giving effect to the December 21, 1999 private placement, the Guarantors (on a consolidated basis excluding indebtedness owed to us and our indebtedness) would have had approximately
                              $359.4 million of indebtedness outstanding
                              (other than the Guarantees), $55.0 million of which would have been secured indebtedness.

Certain Covenants.........    The Indenture, as supplemented, contains  certain
                              covenants for your benefit, including, among other things,

                             o covenants limiting the incurrence of
                               indebtedness;

                             o restricted payments;

                             o dividend and other payment restrictions
                               affecting restricted subsidiaries;

                             o the issuance and sale of capital stock of
                               restricted subsidiaries;

                             o the issuance of guarantees by restricted
                               subsidiaries;

                             o transactions with shareholders and affiliates;

                             o liens;

                             o sale-leaseback transactions;

                             o asset sales; and

                             o certain mergers and consolidations.

                             See "Description of the Notes--Covenants."

Change of Control.........    Upon a change of control you will have the right,
                              subject to certain conditions, to require us to purchase your Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.
                              There can be no assurance that we will have the financial resources necessary to purchase the Notes upon a change of control. See "Description of the Notes--Repurchase of Notes upon a Change of Control."

Registration Rights.......    We are obligated to consummate this exchange offer
                              pursuant to an effective registration statement or cause the Outstanding Notes to be registered under the Securities Act pursuant to a shelf registration statement. If such exchange offer is not filed, has not been declared effective, or is not consummated or such shelf registration statement is not filed or declared effective within the time periods specified in "Description of the Notes--Registration Rights," you will be entitled to receive additional interest on the Outstanding Notes until such exchange offer is entered into or such shelf registration statement is declared effective. If you choose not to participate in the exchange offer or shelf registration, you may thereafter hold a less liquid security. See "Risk
                              Factors--Lack of Public Market for the Notes" and "Description of the Notes--Registration
                              Rights for Outstanding Notes."

Book-Entry; Delivery          The Exchange Notes will be represented by one or
and Form..................    more permanent global Exchange Notes in
                              definitive, fully registered form deposited with a custodian for, and registered in the name of a nominee of The Depository Trust Company. See
                              "Description of the Notes--Book- Entry; Delivery and Form."

                                USE OF PROCEEDS

          We will receive no cash proceeds from the exchange offer.

          The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. Your Outstanding Notes tendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

          The net proceeds from the December 21, 1999 private placement were approximately $73.0 million. These proceeds were used by the Company for general corporate purposes, including to fund working capital requirements and fleet acquisitions and improvements.

                                 RISK FACTORS

          For a description of certain factors that should be considered by Holders who tender their Outstanding Notes in the exchange offer, see "Risk Factors" beginning on page 12.

                                 RISK FACTORS

          You should carefully consider the risks described below, as well as other information included in this prospectus, when evaluating your participation in the exchange offer. This list may not be exhaustive, and these or other factors could adversely impact our ability to service our indebtedness.

Risk Factors Relating to Amtran

          Our high proportion of debt compared to our equity capital may impair our flexibility.

          We have a higher proportion of debt compared to our equity capital than some of our principal competitors. We need substantial cash resources to meet scheduled debt and lease payments and to finance day-to-day operations. As a result, we may be less able than some of our competitors to withstand a prolonged recession in the airline industry or respond to changing economic and competitive conditions. We may be restricted in our ability to exploit new business opportunities. In addition, our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired.

          As of September 30, 1999, on a pro forma consolidated basis after giving effect to the private placement, we had:

          o $182.0 million of cash, cash equivalents and short-term investments;

          o $359.4 million of indebtedness outstanding (approximately $55.0 million of which was secured); and

          o    $148.8 million of shareholders' equity.

As a result, at that date, total consolidated debt was 70.7% of total capitalization, which represents significant financial leverage, even in the highly leveraged airline industry. In addition, ATA has substantial obligations under operating leases for 25 aircraft, which are not recorded as indebtedness and expects to lease additional aircraft in the future.

          On a pro forma basis, after giving effect to the Original Offering as if it had occurred at the beginning of the period, we would have had interest expense of approximately:

          o    $20.7 million for the year ended December 31, 1998; and

          o $21.3 million for the nine months ended September 30, 1999. This would have resulted in an EBITDA to interest expense ratio of approximately:

          o    7.9 times for the year ended December 31, 1998; and

          o 7.9 times for the nine months ended September 30, 1999. Similarly, the ratio of EBITDAR to the sum of interest (net of capitalized interest) plus aircraft rentals would have been:

          o    2.9 for the year ended December 31, 1998; and

          o    3.3 for the nine months ended September 30, 1999.

Our ability to satisfy our obligations will be dependent upon our future performance, which is subject to general economic conditions and to financial, business and other factors, including factors beyond our control. Our operating results and cash flow could be adversely affected by such factors as price competition, increases in fuel costs, a downturn in general economic conditions and adverse regulatory changes.

          The degree to which we are leveraged could have important consequences to you, including the following:

          (i) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired;

          (ii) our degree of leverage and related debt service obligations, as well as our obligations under operating leases for aircraft, may make us more vulnerable than some of our competitors in a prolonged economic downturn; and

          (iii) our financial position may restrict our ability to exploit new business opportunities and limit our flexibility to respond to changing business conditions. Our competitive positions may also be affected by the fact that we may be more highly leveraged than some of our competitors.

        We generally operate with a working capital deficit and we may require additional financing to meet our obligations.

          Although we, like most other airlines, generally operate with a working capital deficit, we have met our obligations as they have become due. In order to meet short-term cash needs, ATA maintains bank credit facilities. At September 30, 1999, our current assets were $208.3 million, and our current liabilities were $232.9 million.

          In addition, we require significant levels of capital investment for aircraft, engine and airframe maintenance and acquisition to maintain our competitive position and to expand our operations. For the year ended December 31, 1999, we expect that:

          o capital expenditures for scheduled maintenance will total approximately $110.4 million;

          o capital expenditures for acquisitions of additional aircraft and renovations of both the Chicago-Midway terminal and hanger and the Indianapolis maintenance and operations center will total approximately $154.4 million; and

          o additional capital expenditures will total approximately $11.5 million.

          We also generally expect to refinance our long-term debt at or prior to its maturity.

          We may seek to supplement our current sources of financing with other sources of long-term financing, including obtaining vendor financing, entering into sale-leaseback transactions and making public and private debt offerings. We may also seek additional equity financing. We cannot assure you that any such financing would be available on satisfactory terms.

                       Our earnings have been volatile.

          For the year ended December 31,1996, we incurred a net loss of $26.7 million. For the years ended December 31, 1997 and 1998, we had net income of $1.6 million and $40.1 million, respectively. For the nine months ended September 30, 1999, we had net income of $46.9 million. Although we recorded net income in 1997 and 1998 and for the nine months ended September 30, 1999, we cannot assure you that this profitability will continue in future years. Moreover, because of the cyclicality of the airline industry, our results of operations may continue to be volatile.

          Among other things, our earnings are significantly affected by changes in fuel costs. These costs have been escalating during the first nine months of 1999. See "Risk Factors Relating to the Airline
Industry--Significant additional increases in the cost of aircraft fuel could adversely impact our operating results."

        We may pursue strategic alternatives that result in a change of control, and we may not be able to satisfy all of
          our obligations upon the occurrence of a chance of control.

          We have previously considered possible business combinations with air carriers and others, and it is possible that in the future we will enter into a transaction that will result in a change of control of Amtran. All borrowings outstanding under the bank credit facilities maintained by ATA, which are guaranteed by Amtran, and all amounts due under the Exchange 10 1/2% senior notes due 2004 and the 9 5/8% senior notes due 2005 issued by Amtran may be accelerated upon a change of control of Amtran. See "--Risk Factors Relating to the Notes--Payment Upon a Change of Control." We cannot assure you that we would be able to satisfy all of our obligations under the bank credit facilities and the Exchange Notes upon acceleration. The failure to satisfy our obligations would materially adversely affect our business, operations and financial results.

        Our existing financing agreements and operating leases contain restrictive covenants that may limit our flexibility.

          Our existing debt financing agreements and our operating leases relating to some of our aircraft contain restrictive covenants that impose significant operating and financial restrictions on us. For example, the bank credit facilities maintained by ATA and the indenture relating to the Exchange Notes prohibit or restrict our ability to:

          o    incur additional indebtedness;

          o    create material liens on our assets;

          o    sell assets or engage in mergers or consolidations;

          o    redeem or repurchase outstanding debt;

          o    make specified investments;

          o    pay cash dividends; and

          o    engage in other significant transactions.

The indenture relating to our 9 5/8% senior notes due 2005 contains similar restrictions. In addition, our financing agreements and our operating leases require us to maintain compliance with specified financial ratios and other financial and operating tests.

          These restrictions and requirements may limit our financial and operating flexibility. In addition, if we fail to comply with these restrictions or to satisfy these requirements, our obligations under our debt and operating leases may be accelerated. We cannot assure you that we would be able to satisfy all of these obligations upon acceleration. The failure to satisfy these obligations would materially adversely affect our business, operations and financial results.

Compliance with Department of Transportation regulations could reduce our liquidity.

          Under current Department of Transportation regulations regarding charter transportation originating in the U.S., all charter airline tickets must generally be paid for in cash and all funds received from the sale of charter seats and, in some cases, the costs of land arrangements, must be put in escrow by the tour operator or protected by a surety bond satisfying certain prescribed standards. Currently, we provide a third-party bond that is unlimited in amount to satisfy our obligations under these regulations. Under the terms of our bonding arrangements, the issuer of the bond has the right to terminate the bond at any time on 30 days' notice. We provide a $1.5 million letter of credit to secure our potential obligations to the issuer of the bond. If the bond were to be materially limited or canceled, we, like all other U.S. charter airlines, would be required to escrow funds to comply with the Department of Transportation regulations. Compliance with these regulations would reduce our liquidity and require us to fund higher levels of working capital range up to $16.9 million based on 1998's peak pre-paid bookings and up to $32.0 million based on peak pre-paid bookings for the first nine months of 1999.

     We may incur substantial losses in the event of an aircraft accident.

          We may incur substantial losses in the event of an aircraft accident. These losses may include the repair or replacement of a damaged aircraft, and the consequent temporary or permanent loss of the aircraft from service, as well as claims of injured passengers and other persons.

          We are required by the Department of Transportation to carry liability insurance on each of our aircraft. We maintain public liability insurance in the amount of $1.5 billion. Although we believe our insurance coverage is adequate, we cannot assure you that the amount of our insurance coverage will not be changed or that we will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on our business, operations and financial results and could seriously inhibit passenger acceptance of our services.

Customers

        Our customers may cancel or default on their contracts with us.

          Customers who have contracted with us may cancel or default on their contracts, and we may not be able to obtain other business to cover the resulting loss in revenues. If customers with large contracts cancel or default and we are not able to obtain other businesses, our financial position could be materially adversely impacted.

          Our largest customer during each of the last three years was the U.S. military, which accounted for 11.2% of our total operating revenues in 1996, 16.8% of our total operating revenues in 1997 and 13.3% of our total operating revenues in 1998. We expect that during 1999 the U.S. military will continue to be our largest customer and will account for approximately 11.4% of operating revenues.

          In 1998, our five largest non-military customers accounted for approximately 14.4% of total operating revenues, and our ten largest non-military customers accounted for approximately 17.5% of total operating revenues. No single non-military customer accounted for more than 10% of total operating revenues during this period.

Effects of Seasonality of Business on the Company

          Our airline business is significantly affected by seasonal factors, and our results of operations for any one quarter are not necessarily indicative of our annual results of operations.

          Our airline businesses are significantly affected by seasonal factors. Historically, we have experienced reduced demand during the fourth quarter as demand for leisure airline services during this period is lower relative to other times of the year. Our results of operations for any one quarter are not necessarily indicative of our annual results of operations.

          In 1998 and 1999, our results for the first three quarters were significantly stronger than we have experienced in any comparable first three quarters of any prior year. Also in 1998, we experienced our first profitable fourth quarter since becoming a public company in 1993. We cannot assure you that the level of profitability achieved in 1998 and for the nine months ended September 30, l999 will be maintained in subsequent years.

Employee Relations

            Many of our employees are represented by unions, and a
                  prolonged dispute with our employees could have an adverse impact on our operations.

          Our flight attendants are represented by the Association of Flight Attendants and our cockpit crews are represented by the Air Line Pilots Association. A prolonged dispute with our employees who are represented by either of these unions, or any sizable number of our employees, could have an adverse impact on our operations.

          Our current collective bargaining agreement with the Association of Flight Attendants became subject to amendment, but did not expire, in December 1998. Our current collective bargaining agreement with the Air Line Pilots Association will be subject to amendment, but will not expire, in September 2000. We commenced negotiations with the Association of Flight Attendants in the third quarter of 1998 to amend our existing collective bargaining agreement, but we cannot assure you that there will not be work stoppages or other disruptions.

          Our flight dispatchers elected the Transport Workers Union to represent them in October 1999. Due to the small number of our dispatchers, the election is expected to have a minimal impact on our operations.

Reliance on Travel Agents and Tour Operators for Ticket Sales

       Our revenues could be adversely impacted by our relationship with travel agents and tour operators.

          Our revenues could be adversely impacted if travel agents and tour operators elect to favor other airlines or to disfavor us. Our relationship with travel agents and tour operators may be affected by:

          o    the size of override commissions offered by other airlines;

          o changes in our arrangements with other distributors of airline tickets; and

          o    the introduction of new methods of selling tickets.

          In 1998, approximately 68% of our revenues were derived from tickets sold by travel agents or tour operators, and, in 1997, approximately 71% of our revenues were derived from tickets sold by travel agents or tour operators. Although we will continue to strive to offer competitive products to travel agencies and tour operators, we cannot assure you that we will be able to maintain favorable relationships with these ticket sellers.

Risk Factors Relating to the Airline Industry

          Because the airline industry is characterized by low gross profit margins and high fixed costs, a minor shortfall
      from expected revenue could have a significant impact on earnings.

          The airline industry as a whole and scheduled service in particular are characterized by low gross profit margins and high fixed costs. The costs of operating each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers or in fare pricing or traffic mix could, in the aggregate, have a significant effect on operating and financial results. Accordingly, a minor shortfall from expected revenue levels could have a significant impact on earnings.

        Our products and services face varying degrees of competition.

          Competition for Scheduled Services. In scheduled service, we compete against both the large U.S. scheduled service airlines and, from time to time, against smaller regional or start-up airlines. Competition is generally based on price, schedule, quality of service and convenience. All of the major U.S. scheduled airlines are larger than we are, and most of them have greater financial resources than we do. Where we seek to expand our service by adding routes or frequency, competing airlines may respond with intense price competition. In addition, when other airlines seek to establish a presence over new routes, they may engage in significant price discounting. Because of our size and financial resources relative to the major airlines, we are less able to absorb losses from these activities than many of our competitors.

          Competition for Commercial Charter Services. In commercial charger service, we compete against both the major U.S. scheduled airlines and smaller U.S. charter airlines, including Sun Country and Miami Air. We also compete against several European and Mexican charter and scheduled airlines, some of which are larger than we are and have substantially greater financial resources than we do.

          The scheduled carriers compete for leisure travel customers with our commercial charter operations in a variety of ways, including by:

          o wholesaling discounted seats on scheduled flights to tour operators;

          o promoting packaged tours to travel agents for sale to retail customers; and

          o selling discounted, excursion airfare-only products to the public.

As a result, all charter airlines, including ATA, generally compete for customers against the lowest revenue-generating seats of the scheduled airlines. During periods of dramatic rate cuts by other scheduled airlines, we are forced to respond competitively to these deeply discounted prices.

          We also compete directly against other charter airlines. In the U.S., these charter airlines are smaller in size than we are. In Europe, several charter airlines are as large or larger than we are. As a result, in addition to their greater access to financial resources, these charter airlines may have greater distribution capabilities, including, in some cases, exclusive or preferential relationships with affiliated tour operators.

          Competition for Military and other Government Charter Services. We generally compete for military and other government charters with primarily smaller U.S. airlines. The allocation of U.S. military air transportation contracts is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use to the military. The formation of competing teaming arrangements that have larger partners than those in which we participate, an increase by other air carriers in their commitment of aircraft to the military or the withdrawal of our current partners or a change in the manner of awarding future contracts could adversely affect our U.S. military charter business.

                Significant additional increases in the cost of aircraft fuel could adversely impact our operating results.

          Fuel costs are a significant portion of our operating costs, comprising approximately 16.3% of our operating costs in 1998 and approximately 15.9% of our operating costs in the first nine months of 1999. In the first nine months of 1999 our monthly average fuel cost has risen approximately 45.2% and over the subsequent two months, fuel costs have risen an additional 5.3%. If fuel prices continue to rise significantly, we would expect to suffer a significant adverse impact on our operating results, particularly for our scheduled service and our charter contracts that do not contain fuel cost escalation provisions. In addition, substantial increases in fuel costs and any resulting increase in air fares would likely cause a reduction in leisure travel or the cancelation or renegotiation of previously booked commitments from tour operators.

          Fuel prices are affected by, among other factors, political and economic influences that we cannot control. In the event of a fuel supply shortage resulting from a disruption of oil imports or other events, higher fuel prices or the curtailment of scheduled service could result.

          We have worked to reduce some of the risks associated with a rise in fuel costs. In 1998, approximately 45.0% of our total operating revenues were derived from contracts that enable us to pass through increases in fuel costs, including contracts with the U.S. military, and, in the first nine months of 1999, approximately 36.0% of our total operating revenues were derived from these types of contracts. We are, however, exposed to increases in fuel costs that occur with 14 days of flight time, to most increases associated with our scheduled service and to increases affecting contracts that do not include fuel cost escalation provisions.

  The profitability of our operations is influenced by economic conditions as demand for leisure travel diminishes during economic downturns.

          The profitability of our operations is influenced by the condition of the U.S. and European economies, including fluctuations in currency exchange rates, that may impact the demand for leisure travel and our competitive pricing position. The majority of our charter and scheduled airline business, other than military, is leisure travel. Because leisure travel is discretionary, we have historically tended to experience somewhat weaker financial results during economic downturns and other events affecting international leisure travel, such as the Persian Gulf War. Nevertheless, our performance during these periods have been significantly better than that of the U.S. airline industry as a whole.

          The airline industry is heavily regulated, and changes in our governmental authorizations or certificates, or changes in governmental regulations, could adversely impact our business.

          We are subject to a wide range of governmental regulation, including regulation by the Department of Transportation and the Federal Aviation Administration. A modification, suspension or revocation of any of our Department of Transportation or Federal Aviation Administration authorizations or certificates could adversely impact our business.

          The Department of Transportation principally regulates economic matters affecting air service, including:

          o    air carrier certification and fitness;

          o    insurance;

          o    leasing arrangements;

          o allocation of route rights and authorization of proposed scheduled and charter operations;

          o    allocation of landing slots and departure slots;

          o    consumer protection; and

          o    competitive practices.

The Federal Aviation Administration primarily regulates flight operations, especially matters affecting air safety, including airworthiness requirements for each type of aircraft and pilot and crew certification.

          Under the Airport Noise and Capacity Act of 1990 and related Federal Aviation Administration regulations, our aircraft must comply with specified Stage 3 noise restrictions by specified deadlines. The regulations required that we achieve a 75% Stage 3 fleet by December 31, 1998, and will prohibit us from operating any Stage 2 aircraft after December 31, 1999. As of December 31, 1998, 83.3% of our fleet met Stage 3 requirements. We expect to meet future Stage 3 requirements through Boeing 727-200 hushkit modifications, combined with additional future deliveries of Stage 3 aircraft. We believe we are in compliance with all requirements necessary to maintain in good standing our operating authority granted by the Department of Transportation and our air carrier operating certificate issued by the Federal Aviation Administration.

          The Federal Aviation Administration has issued a series of airworthiness directives under its aging aircraft program. These directives are applicable to our Lockheed L-1011 and Boeing 727-200 aircraft. We do not currently expect that the cost of compliance with these directives will be material.

          Changes in governmental regulation could also adversely impact our business. In recent years, for example, the Federal Aviation Administration has issued or proposed mandates relating to, among other things:

          o    collision avoidance systems;

          o    airborne windshear avoidance systems;

          o    noise abatement; and

          o    increased inspections and maintenance procedures.

          We expect to incur expenses as we try to comply with changes in Federal Aviation Administration regulations, particularly those relating to noise and aging aircraft. The Federal Aviation Administration requires each carrier to obtain an operating certificate and operations specifications authorizing the carrier to fly to specific airports using specified equipment.

          Several aspects of airline operations are subject to regulation or oversight by federal agencies other than the Department of Transportation and the Federal Aviation Administration. For example, the U.S. Postal Service has jurisdiction over certain aspects of the transportation of mail and related services that we provide through our cargo affiliate. Labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements.

          We are also subject to the jurisdiction of the Federal Communications Commission regarding the use of radio facilities. In addition, we are subject to regulation on international flights by the Commerce Department, the Customs Service, the Immigration and Naturalization Service and the Animal and Plant Health Inspection Service of the Department of Agriculture. Also, while our aircraft are in foreign countries, we must comply with the requirements of similar authorities in those countries. We are also subject to compliance with standards for aircraft exhaust emissions promulgated by the Environmental Protection Agency and with regulations adopted by various local authorities that operate the airports we serve throughout our route network, including aircraft noise regulations and curfews. The Commerce Department also regulates the export and re-export of our U.S. manufactured aircraft and equipment. While we intend to maintain all appropriate government licenses and to comply with all appropriate standards, we cannot assure you that we will be successful.

          In addition to various federal regulations, local governments and authorities in certain markets have adopted regulations governing various aspects of aircraft operations, including noise abatement, curfews and use of airport facilities. Many U.S. airports have adopted or are considering adopting a passenger facility charge of up to $3.00 generally payable by each passenger departing from the airport. This charge must be collected from passengers by transporting air carriers and must be remitted to the applicable airport authority. Airport operators must obtain approval of the Federal Aviation Administration before they may implement a passenger facility charge. The $3.00 maximum on passenger facility charges must be raised if Congress enacts an amendment to the legislation authorizing these charges.

          We are subject to biennial inspections by the Department of Defense as a condition of retaining our eligibility to perform military charter flights. The last such inspection was completed in September of 1999. As a result of our military business, we have been required from time to time to meet operational standards beyond those normally required by the Department of Transportation, the Federal Aviation Administration and other government agencies.

          At our aircraft line maintenance facilities, we use materials that are regulated as hazardous under federal, state and local laws. We are required to maintain programs to protect the safety of our employees who use these materials and to manage and dispose of any waste generated by the use of these materials in compliance with these laws. More generally, we are also subject at these facilities to federal, state and local regulations relating to protection of the environment and to discharge of materials in the environment. We do not expect that the costs associated with ongoing compliance with any of these regulations will have a material impact upon our capital expenditures, earnings, or competitive position. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions or operations. In addition, laws and regulations have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots.

          Based upon bilateral aviation agreements between the U.S. and other nations, and, in the absence of such agreements, comity and reciprocity principles, we, as a charter carrier, are generally not restricted as to the frequency of our flights to and from most foreign destinations. However, these agreements generally restrict us to the carriage of passengers and cargo on flights which either originate in the U.S. and terminate in a single foreign nation or which originate in a single foreign nation and terminate in the U.S. Proposals for any additional charter service must generally be specifically approved by the civil aeronautics authorities in the relevant countries. Approval of these requests is typically based on considerations of comity and reciprocity and cannot be guaranteed.

Risk Factors Relating to the Notes

 Your Exchange Notes will be effectively subordinated to secured obligations of our subsidiaries.

          Claims of secured creditors of our subsidiaries have priority to the extent of the security interests granted in the assets of those subsidiaries over our claims and claims of the Holders of our indebtedness, including your Exchange Notes. ATA is presently the borrower under a $100.0 million secured revolving credit facility, which provides for a $100.0 million (including up to $50.0 million for stand-by letters of credit) revolving line of credit for general working capital purposes. Amounts owed under our bank credit facility are secured by a first priority perfected security interest in certain aircraft and related engines. Accordingly, the lenders under our bank credit facility have priority over your claims and claims of other Holders of the Exchange Notes with respect to, and to the extent of, the pledged assets. Thus, the Exchange Notes are effectively subordinated to such secured indebtedness, and to any other secured indebtedness, of our subsidiaries.

          In addition the Exchange Notes will be effectively subordinated to the claims of creditors of any of our subsidiaries that are not Guarantors.

       We may be unable to purchase your Notes upon a change of control.

          Upon the occurrence of a change of control, you may require us to repurchase all or a portion of your Exchange Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. If a change of control were to occur, we may not have the financial resources to repay the Notes, our credit facilities and any other indebtedness that would become payable upon the occurrence of such change of control. The "Repurchase of Notes upon a Change of Control" covenant requiring us to repurchase the Notes will, unless consents are obtained, require us to repay all indebtedness then outstanding in the event of a change of control. There can be no assurance that we will have sufficient funds available at the time of any change of control to make any debt payment (including repurchase of Notes) required by this covenant. See "Description of the Notes-Repurchase of Notes upon a Change of Control" and "Description of the New Credit Facility."

  The Notes and the Note Guarantees are subject to fraudulent transfer laws.

          Under federal or state fraudulent transfer laws, if a court were to find, in a lawsuit by an unpaid creditor or a representative of creditors, a trustee in bankruptcy or a debtor-in-possession, that we issued the Notes with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness, and at the time of such incurrence:

          o    were insolvent;

          o    were rendered insolvent by reason of such incurrence;

          o were engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

          o intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay as such debts matured,

such court could avoid our obligations to you under the Notes, subordinate our obligations to you to all other indebtedness or take other action detrimental to you. In that event, there can be no assurance that any repayment of principal and accrued interest on the Notes could ever be recovered by you. Any Guarantee may also be subject to challenge under fraudulent transfer laws and, in any case, will be limited to amounts that any such Guarantor can guarantee without violating such laws. See "Description of the Notes-Guarantee."

                    There is no public market for the Notes

          We are obligated to complete this exchange offer for the Notes or to register the Notes under the Securities Act prior to May 19, 2000, 150 days after the Closing Date of the December 21, 1999 private placement. However, there can be no assurance that such exchange or registration will occur in the required time period. The Securities and Exchange Commission (the "Commission") has broad discretion to determine whether any registration statement will be declared effective and may delay or deny effectiveness of any such registration statement filed by us for a variety of reasons. Failure to have the registration statement declared effective could adversely affect the liquidity and price of the Notes. See "Description of the Notes" and "Transfer Restrictions."

                           Exchange Offer Procedures

          Issuance of the Exchange Notes to you in exchange for your Outstanding Notes pursuant to the exchange offer will be made only after our timely receipt of Outstanding Notes, a properly completed and duly executed Letter of Transmittal or an Agent's Message (as defined herein) in lieu thereof and all other required documents. Therefore, if you desire to tender your Outstanding Notes in exchange for Exchange Notes you should allow sufficient time to ensure timely delivery. We are not required to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the existing restrictions on transfer thereof. See "The Exchange Offer."

             Consequences of Failure to Exchange and Requirements
                        for Transfer of Exchange Notes

          Holders of Outstanding Notes who do not exchange them for Exchange Notes in the exchange offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

          In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register Outstanding Notes under the Securities Act.

          Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Outstanding Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if Exchange Notes are acquired in the ordinary course of the Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Exchange Notes.

          However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances.

          Each Holder, other than a broker-dealer, must acknowledge that:

          (i) the Exchange Notes received by such Holder will be acquired in the ordinary course of its business;

          (ii) at the time of the consummation of the exchange offer such Holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes; and

          (iii) such Holder is not an affiliate of the Company within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

          If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the exchange offer, such Holder

          (i) could not rely on the applicable interpretations of the staff of the Commission; and

          (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction.

          Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

          However, to comply with state securities laws, the Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. The Company currently does not intend to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Failure to Exchange and Requirements for Transfer for Exchange Notes."

                              THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

          Subject to the terms and conditions in this prospectus and in the accompanying Letter of Transmittal, we will exchange unregistered Outstanding Notes properly tendered on before the expiration date and not withdrawn for registered Exchange Notes. The expiration date is midnight, New York City time, on [ ] unless we extend it.

          As of the date of this prospectus, $75,000,000 aggregate principal amount of the Outstanding Notes is outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about [ ], to all Holders of Outstanding Notes known to us. Our obligation to accept Outstanding Notes for exchange is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

          We may, at any time or from time to time, extend the expiration date, by giving oral or written notice of such extension in the manner described below. During any such extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. Any Outstanding Notes that we do not accept for exchange for any reason will be returned to you without cost as promptly as practicable after the expiration or termination of the exchange offer.

          Outstanding Notes tendered in the exchange offer must be in denominations of principal amounts of $1,000 and any integral multiples thereof.

          We expressly reserve the right to amend or terminate the exchange offer. We also reserve the right to refuse for exchange any Outstanding Notes not theretofore accepted for exchange, if any of the events specified below under "--Certain Conditions to the Exchange Offer" occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable any notice with respect to any extension will be issued by means of press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Outstanding Notes

          Certificates for such Outstanding Notes must be received by:

          (i) the Exchange Agent along with the Letter of Transmittal; or

          (ii) a timely confirmation of a book-entry transfer of the Outstanding Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the expiration date with the Letter of Transmittal or Agent's Message in lieu of such Letter of Transmittal; or

          (iii) the Holder must comply with the guaranteed delivery procedures described below.

          The term Agent's Message means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent. It forms a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which states that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US.

          Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by:

          o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

          o    a commercial bank; or

          o a trust company having an office or correspondent in the United States (collectively, Eligible Institutions);

unless the Outstanding Notes tendered are tendered:

          (i) by a registered Holder of the Outstanding Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

          (ii) for the account of an Eligible Institution.

     If Outstanding Notes are registered to a person who did not sign the Letter of Transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or be accompanied by a written transfer or exchange, duly executed by the registered Holder with the signature guaranteed by an Eligible Institution. All questions of satisfaction of the form of the writing will be determined by us in our sole discretion.

          If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, signed exactly as the name of the registered Holder appears on the Outstanding Notes.

          If the Letter of Transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

          We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes our acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes either before or after the expiration date.

          Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within a time period we determine. Neither we, the Exchange Agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes nor shall any of them incur any liability for failure to give such notification. Any Outstanding Notes will not be considered to have been properly tendered until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering Holders unless otherwise provided in the Letter of Transmittal as soon as practicable following the expiration date.

          In addition, we reserve the right in our sole discretion to:

          (i) purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the expiration date, or, as set forth under "--Certain Conditions to the Exchange Offer," to terminate the exchange offer; and

          (ii) to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each Holder of Outstanding Notes will represent to us, among other things that:

          o the Exchange Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is the Holder;

          o neither the Holder nor any other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

          o such Holder is not engaged in, or intends to engage in, a distribution of the Exchange Notes.

          If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes to be acquired in the exchange offer, such Holder or any such other person:

          (i) could not rely on the applicable interpretations of the staff of the Commission; and

          (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

          Upon satisfaction or waiver of the conditions to the exchange offer, we will accept, promptly, all Outstanding Notes properly tendered and will issue the Exchange Notes. See "--Certain Conditions to the Exchange Offer."

          We are deemed to have accepted properly tendered Outstanding Notes for exchange if or when we give oral or written notice of acceptance to the Exchange Agent, with written confirmation of any oral notice to follow promptly.

          For each Outstanding Note accepted for exchange, Holders of that Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on the Outstanding Notes will accrue from the most recent interest payment date or if no interest has been paid, from December 21, 1999. Interest on the Outstanding Notes and the Exchange Notes is payable semi-annually on February 1 and August 1. Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of accrued and unpaid interest on the Outstanding Notes accrued from the most recent interest payment date or if no interest has been paid, from December 21, 1999 to the date of the issuance of the Exchange Notes. The Exchange Notes will entitle Holders to receive any interest payment that would have otherwise been payable with respect to the Outstanding Notes. Consequently, Holders who exchange their Outstanding Notes for Exchange Notes will receive the same interest payment on August 1, 2000 (the first interest payment date with respect to the Outstanding Notes and the Exchange Notes occurring after the closing of the exchange offer) that they would have received had they not accepted the exchange offer.

          In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange will be made only after timely receipt by the Exchange Agent of:

          (i) certificates for such Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility;

          (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof; and

          (iii) all other required documents.

If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Outstanding Notes are submitted for a greater principal amount than the Holder desired to exchange, the unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering Holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, the non-exchanged Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

          The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer the Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must still be transmitted to and received by the Exchange Agent at one of the addresses set forth below, under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

          A Holder who wishes to tender its Outstanding Notes; and

          (i) whose Outstanding Notes are not immediately available; or

          (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the expiration date; or

          (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

               (a) the tender is made through an Eligible Institution; and

               (b) before the expiration date, the Exchange Agent receives from the Eligible Institution:

                    o a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Outstanding Notes;

                    o the certificate number or numbers of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby, and guaranteeing that the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof) with any required signature guarantees, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery; and

                    o the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, that will be deposited by the Eligible Institution with the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Rights

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to midnight, New York City time, on the expiration date.

     To withdraw a tender of outstanding Notes, a written notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

          (i) specify the name of the person having tendered the Outstanding Notes to be withdrawn (the Depositor);

          (ii) include a statement that the Depositor is withdrawing its election to have Outstanding Notes exchanged, and identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Notes); and

          (iii) where certificates for Outstanding Notes have been transmitted, specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing Holder.

     If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit:

          (i) the serial numbers of the particular certificates to be withdrawn; and

          (ii) signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution.

     If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices. Our determination shall be final and binding on all parties.

     Any Outstanding Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered.

     Any Outstanding Notes which have been tendered but which are not accepted for exchange for any reason will be returned to the Holder without cost (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Outstanding Notes" at any time prior to midnight, New York City time, on the expiration date.

Certain Conditions to the Exchange Offer

     The exchange offer is not subject to any conditions, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission. We cannot assure you that any such condition will not occur. Holders of Outstanding Notes will have certain rights against us under the registration rights agreement should we fail to consummate the exchange offer.

     If we determine that we may terminate the exchange offer, as set forth above, we may:

          (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered;

          (ii) extend the exchange offer and retain all Outstanding Notes tendered prior to the expiration date, subject to the rights of such Holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes; or

          (iii) waive a termination event with respect to the exchange offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose that change through a supplement to this prospectus that will be distributed to each registered Holder of Outstanding Notes. In addition, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders of the Outstanding Notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

          First Security Bank, N.A., the Trustee under the Indenture, has been appointed as Exchange Agent for the exchange offer. All executed Letters of Transmittal and written notices of withdrawal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


By Mail or Overnight Courier            Facsimile Transmission Number

First Security Bank, N.A.                    (801) 246-5053               [   ]
Corporate Trust Services                       (For Eligible
79 South Main Street                         Institutions Only)
Salt Lake City, UT 84111
Attention: [Mr. Larry Montgomery]          Confirm by Telephone
Personal and Confidential                     (801) 246-5822
(If by Mail, Registered or
Certified Mail Recommended)




          DELIVERY OF THE LETTER OF TRANSMITTAL OR OF WRITTEN NOTICES OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

          We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer.

          The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated to be [$200,000].

Transfer Taxes

          Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However Holders who instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Exchanging Outstanding Notes

          Holders of Outstanding Notes who do not exchange them for Exchange Notes in the exchange offer will continue to be subject to the provisions in the Indenture regarding their transfer and exchange. Any outstanding Notes not exchanged will continue to accrue interest, but will not retain any rights under the registration rights agreement and will bear the legend which sets forth the restrictions on transfer to which they are subject as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

          In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register Outstanding Notes under the Securities Act. See "Registration Rights for Outstanding Notes."

          Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Outstanding Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Exchange Notes.

          However, we do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that:

          (i) the Exchange Notes received by such Holder will be acquired in the ordinary course of its business;

          (ii) at the time of the consummation of the exchange offer such Holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes; and

          (iii) such Holder is not an affiliate of the Company within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

          If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the exchange offer, such Holder:

          (i) could not rely on the applicable interpretations of the staff of the Commission; and

          (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction.

          Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes must acknowledge that such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes.

          The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

          We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

          In addition, to comply with state securities laws, the Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

          The offer and sale of the Exchange Notes to "Qualified Institutional Buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We currently do not intend to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available.


                                USE OF PROCEEDS

          There will be no cash payable proceeds to us from the exchange offer. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

          In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

          The net proceeds of the private placement were approximately $73.0 million and were used by the Company to repay bank indebtedness and for general corporate purposes, which may include the purchase of additional aircraft and the refinancing of existing aircraft.

                                CAPITALIZATION

         The following table sets forth (i) our unaudited actual consolidated capitalization and (ii) our unaudited consolidated capitalization as adjusted after giving effect to the December 21, 1999 Offering, in each case as of September 30, 1999.

                                                   At September 30, 1999
                                            Historical              As Adjusted

                                                        (Unaudited)
                                                    (Dollars in thousands)

Cash(1)(2)................................   $ 109,151               $181,951
                                             =========               ========
Short-term debt (consisting of current
maturities of long-term debt).............  $    1,476           $     1,476
                                            -----------           -----------
Long-term debt
   Secured bank debt, due 2003(1).........       31,000                31,000
   Tax-exempt mortgage bonds, due 2020....        6,000                 6,000
   Tax-exempt mortgage bonds, due 2000....       10,000                10,000
   10 1/2% Senior Notes due 2004..........      100,000               175,000
   9 5/8% Senior Notes due 2005............     125,000               125,000
   8.3% Mortgage due 2014.................        7,955                 7,955
   Unsecured debt.........................        2,939                 2,939
                                            -----------           -----------
      Total long-term debt...............       282,894               357,894
                                            -----------           -----------
            Total debt....................      284,370               359,370
                                            -----------           -----------
                       Total shareholders'
                        equity............      148,832               148,832
                                            -----------           -----------
                       Total capitalization..  $433,202               508,202
                                              =========               ========

----------

(1) At September 30, 1999, the Company had borrowed $31 million against its credit facility, all of which was repaid October 1, 1999.

(2) On December 9, 1999, the Company issued $17 million in Special Facility Revenue Bonds to finance the construction of certain facilities at Chicago-Midway Airport.

                      SELECTED HISTORICAL FINANCIAL DATA

          The following selected consolidated financial data is derived from our audited consolidated financial statements. The selected consolidated financial data for the nine months ended September 30, 1999 and 1998 is derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The data should be read in conjunction with the consolidated financial statements, related notes and the information presented under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.


                                                  Year Ended December 31,              Nine Months Ended
                                                                                         September 30,
                                       1994      1995      1996      1997      1998      1998      1999
                                      ------    ------    ------    ------    ------    ------    -----
                                         (Dollars in thousands, except ratios and per share amounts)
Statement of Operations Data:
   Operating revenues:

      Scheduled service.............  $240,675  $361,967  $386,488  $371,762  $511,254  $384,456  $480,877
      Charter.......................   295,890   307,091   310,569   359,177   344,482   277,763   302,731
      Ground package................    20,248    20,421    22,302    22,317    23,186    17,629    46,565
      Other.........................    23,709    25,530    31,492    29,937    40,447    30,335    35,371
                                    ----------------------------------------------------------------------
        Total operating revenues....   580,522   715,009   750,851   783,193   919,369   710,183   865,544
                                     --------- --------- --------- --------- --------- --------- ---------

   Operating expenses:

      Salaries, wages and benefits..   113,789   141,072   163,990   172,499   211,304   155,795   187,309
      Fuel and oil..................   106,057   129,636   161,226   153,701   137,401   107,639   124,233
      Handling, landing and navigation
        fees........................    60,872    74,400    70,122    69,383    74,640    57,503    70,929
      Passenger service.............    29,804    34,831    32,745    32,812    34,031    26,871    30,283
      Aircraft rentals..............    48,155    55,738    65,427    54,441    53,128    39,249    43,402
      Aircraft maintenance, materials
        and repairs.................    46,092    55,423    55,175    51,465    53,655    41,641    42,432
      Depreciation and amortization.    46,178    55,827    61,661    62,468    78,665    58,293    72,467
      Other.........................   121,160   150,146   176,561   172,940   201,172   152,242   208,030
                                     --------- --------- --------- --------- --------- --------- ---------
        Total operating expenses....   572,107   697,073   786,907   769,709   843,996   639,233   779,085
                                     --------- --------- --------- --------- --------- --------- ---------
      Operating income (loss)(1)....     8,415    17,936   (36,056)   13,484    75,373    70,950    86,459
                                     --------- --------- --------- --------- --------- --------- ---------

   Other income (expense):

      Interest income...............       191       410       617     1,584     4,433     3,324     4,526
      Interest (expense)............    (3,656)   (4,163)   (4,465)   (9,454)  (12,808)   (9,671)  (15,413)
      Other.........................       929       470       323       413       212       165     1,882
                                      --------- --------- --------- --------- --------- --------- ---------
        Other income (expense), net.    (2,536)   (3,283)   (3,525)   (7,457)   (8,163)   (6,182)   (9,005)
                                      --------- --------- --------- --------- --------- --------- ---------
   Income (loss) before income taxes     5,879    14,653   (39,581)    6,027    67,210    64,768    77,454
   Income taxes (credits)...........     2,393     6,129   (12,907)    4,455    27,129    26,141    30,509
                                      --------- --------- --------- --------- --------- --------- ---------
   Net income (loss)................  $  3,486  $  8,524 $ (26,674) $  1,572  $ 40,081 $  38,627 $  46,945
                                      ========= ======== ========== ========= ======== ========= =========
   Net income (loss) per share--      $   0.30      0.74     (2.31)     0.14      3.41      3.31      3.83
   basic (2)                          ========= ======== ========== ========= ======== ========= =========
   Net income (loss) per share--          0.30      0.74     (2.31)     0.13      3.07      2.99      3.47
      diluted(2)....................  ========= ======== ========== ========= ======== ========= =========


(footnotes on next page)

                                                                 31



                                                  Year Ended December 31,              Nine Months Ended
                                                                                         September 30,
                                        1994      1995      1996      1997      1998      1998      1999
                                       ------    ------    ------    ------    ------    ------    -----
                                                                                          (Unaudited)
                                         (Dollars in thousands, except ratios and per share amounts)
Balance Sheet Data (at end of period):

   Cash.............................    $ 61,752 $  92,741 $  73,382  $104,196  $172,936  $110,807  $109,151
   Non-cash working capital
      (deficiency)(3)...............     (68,166)  (80,639)  (65,472) (100,731) (112,276) (115,171) (132,257)
   Property and equipment, net......     223,104   240,768   224,540   267,681   329,332   323,880   476,238
   Total assets.....................     346,288   413,137   370,287   450,857   594,549   520,411   746,782
   Short-term debt (including current
      maturities)...................       8,447     3,606    30,271     8,975     1,476     6,477     1,476
   Long-term debt...................     109,659   134,641   119,786   182,829   245,195   174,262   282,894
   Total debt.......................     118,106   138,247   150,057   191,804   246,671   180,739   284,370
   Shareholders' equity(4)..........      72,753    81,185    54,744    56,990   102,751    97,955   148,832

Other Financial Data:
   EBITDAR(5).......................    $103,868  $130,381 $  91,972  $132,390  $211,811  $171,982  $208,736
   EBITDA(5)........................      55,713    74,643    26,545    77,949   158,683   132,733   165,334
   Net cash provided by operating
      activities....................      75,297    87,078    32,171    99,936   151,812   131,870   141,493
   Net cash used in investing activitie  (80,400)  (44,032)  (63,161)  (76,055) (142,352) (115,640) (239,659)
   Net cash provided by (used in)
      financing activities..........      21,831   (12,057)   11,631     6,933    59,280    (9,619)   34,381
   Ratio of earnings to fixed charges(6)    1.32      1.60        --      1.19      3.03      3.73      3.25
   Deficiency of earnings available to        --        --  $ 40,931        --        --        --        --
      cover fixed charges(6)........


     (1) Amtran has reclassified gain (loss) on the sale of operating assets for 1994-1995 from non-operating gain (loss) to operating income
          (loss) to be consistent with the 1996-1999 presentations. Also, in the third quarter of 1996, Amtran recorded a $4.7 million loss on the disposal of leased assets associated with the reconfiguration of its fleet.

     (2) In 1997, Amtran adopted Financial Accounting Standards Board Statement 128, "Earnings per Share," which established new standards for the calculation and disclosure of earnings per share. All prior period amounts disclosed in this five-year summary have been restated to conform to the new standards under Statement 128.

     (3) Non-cash working capital consists of total current assets (excluding cash) less total current liabilities (excluding current maturities of long-term debt).

     (4)  No dividends were paid in any of the periods presented.

     (5) EBITDAR represents net income plus interest expense (net of capitalized interest), income tax expense, depreciation, amortization and aircraft rentals. EBITDA represents net income plus interest expense (net of capitalized interest), income tax expense, depreciation and amortization. EBITDAR and EBITDA are presented because each is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDAR and EBITDA should not be considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

     (6) The "ratio of earnings to fixed charges" represents earnings divided by fixed charges, as defined in the following paragraph. The "deficiency" represents the amount of fixed charges in excess of earnings.

          For purposes of these computations, earnings consist of income
          (loss) before income taxes, plus fixed charges, adjusted to exclude the amount of any interest capitalized during the period. Fixed charges include the total of: (i) interest, whether expensed or capitalized; (ii) amortization of debt expense relating to any indebtedness, whether expensed or capitalized; and (iii) such portion of rental expense as can be demonstrated to be representative of the interest factor.

          The following summarized financial data (unaudited) in this table has been derived from the financial statements of ATA for each of the respective periods presented. ATA is the principal subsidiary of Amtran. The following financial data excludes the other subsidiaries of Amtran (Ambassadair, ATA Leisure Corp., Amber Travel, Execujet and ATA Training Academy) as ATA is the principal operating subsidiary of Amtran. Amtran allocates certain expenses, such as income taxes, to the various subsidiaries as if they were operating on a stand-alone basis.

                                                  Year Ended December 31,              Nine Months Ended
                                                                                         September 30,
                                       1994      1995      1996      1997      1998      1998      1999
                                      ------    ------    ------    ------    ------    ------    -----
                                                  (Dollars in thousands)                  (Unaudited)
Statement of Operations Data:

   Operating revenues:..............  $549,630  $682,106  $712,915  $744,153  $877,187  $678,892  $776,853
   Depreciation and amortization....    45,593    55,056    61,267    62,281    78,595    58,247    71,043
   Operating income (loss)(1).......     4,157    14,819   (40,674)   10,325    80,920    75,184    91,894
   Interest expense, net............     3,497     3,773     4,466     9,454    12,808     9,671    15,418
   Income (loss) before income taxes     1,513    11,389   (44,416)    2,627    72,528    68,834    82,604
   Net income (loss)................      (206)    6,006   (31,509)       69    43,329    42,694    52,096


                                                      At December 31,                   At September 30,
                                                      ---------------                  -----------------
                                       1994      1995      1996      1997      1998      1998      1999
                                      ------    ------    ------    ------    ------    ------    -----
                                                  (Dollars in thousands)                  (Unaudited)

Balance Sheet Data (at end of period):

   Working capital (deficiency)(2)..  $(69,272) $(49,710) $(86,207) $(51,939)$  10,768  $(54,933) $(43,474)
   Property and equipment, net......   210,791   239,864   224,232   267,556   328,661   323,303   472,143
   Total assets.....................   345,710   409,354   369,086   466,923   593,489   515,582   748,505
   Short-term debt (including current
      maturities)...................     8,447     3,606    30,271     8,975     1,476     6,477     1,476
   Long-term debt...................   109,659   134,641   119,786   182,829   245,195   174,262   282,894
   Total debt.......................   118,106   138,247   150,057   191,804   246,671   180,739   284,370
   Shareholder's equity(3)..........    24,366    30,372    (9,934)    6,762    50,091    49,456   102,186



     (1) ATA has reclassified gain (loss) on the sale of operating assets for 1994-1995 from non-operating gain (loss) to operating income (loss) to be consistent with the 1996-1999 presentations. Also, in the third quarter of 1996, ATA recorded a $4.7 million loss on the disposal of leased assets associated with the reconfiguration of its fleet.

     (2) Working capital consists of total current assets less current liabilities.

     (3)  No dividends were paid in any of the periods presented.

                  DESCRIPTION OF OTHER PRINCIPAL INDEBTEDNESS

Revolving Credit Facilities

         We maintain revolving credit facilities to assist us in managing our working capital and in meeting our short-term cash needs.

          1998 Credit Facility. Under our 1998 credit facility, ATA is designated as the borrower. The credit facility provides for maximum borrowings of $50.0 million, including stand-by letters of credit in a maximum amount of $25.0 million. All borrowings under the 1998 credit facility are guaranteed by Amtran and all of its other operating subsidiaries and secured by some of Amtran's L-1011 aircraft and engines, as well as specified additional assets as may be required to provide a loan-to-value ratio not in excess of 75%. The credit facility will mature, and all borrowings under the credit facility will become due and payable, on April 1, 2001.

          So long as no event of default is continuing, borrowings under the 1998 credit facility bear interest, at the option of ATA, at either:

          o LIBOR plus 1.50% to 2.50%, depending upon specified financial ratios; or

          o    the agent bank's prime rate.

In addition, ATA incurs a quarterly commitment fee ranging from 0.25% to 0.50% per annum on the average unused portion of the commitment, depending upon specified ratios.

          1999 Credit Facility. In December 1999, we revised our 1998 credit facility to provide for maximum borrowings of $100.0 million, including stand-by letters of credit in a maximum amount of $50.0 million. All borrowings under the 1999 credit facility are guaranteed by Amtran and all of its other operating subsidiaries and secured by some of Amtran's L-1011 aircraft and engines, as well as specified additional assets as may be required to provide a loan-to-value ratio not in excess of 75%. The 1999 credit facility will mature, and all borrowings under the credit facility will become due and payable, on January 2, 2003.

          So long as no event of default is continuing, borrowings under the 1999 credit facility bear interest, at the option of ATA, at either:

          o LIBOR plus 1.25% to 2.50%, depending upon specified financial ratios; or

          o    the agent bank's prime rate.

In addition, ATA incurs a quarterly commitment fee ranging from 0.25% to 0.50% per annum on the average unused portion of the commitment, depending upon specified ratios.

          The credit facility contains covenants that, absent the prior written consent of the lenders, limit the ability of ATA, Amtran and the other guarantors to, among other things:

          o    incur debt;

          o    grant liens;

          o    make capital expenditures;

          o pay dividends, distributions and other payments to stockholders;

          o    engage in mergers and similar business combinations;

          o    dispose of assets; and

          o    prepay debt.

In addition, for a specified period, ATA must maintain a number of specified ratios, including minimum net worth, cash flow to interest expense after rentals and total adjusted liabilities to tangible net worth.

          An event of default will occur if, among other things, a reduction below 51% occurs in:

          o Mr. Mikelsons' or his heirs' beneficial ownership of Amtran's outstanding capital stock;

or

          o Amtran's beneficial ownership of ATA's outstanding capital stock.

9 5/8% Notes

          In 1998, Amtran issued $125.0 million principal amount of 9 5/8% senior notes due 2005. All of Amtran's obligations under the 9 5/8% notes are guaranteed by all of its operating subsidiaries, including ATA.

          Principal, Maturity and Interest. The 9 5/8% notes are limited in aggregate principal amount to $125.0 million and will mature on December 15, 2005. Interest on the 9 5/8% notes accrues at 9 5/8% per annum and is payable semiannually in cash on June 15 and December 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

          Ranking. The 9 5/8% notes are unsecured obligations of Amtran, rank pari passu in right of payment with all existing and future unsecured unsubordinated obligations of Amtran and rank senior in right of payment to all existing and future subordinated obligations of Amtran. The 9 5/8% notes are also effectively subordinated to all existing and future secured indebtedness of Amtran and the guarantors to the extent of the security.

          Redemption. The 9 5/8% notes are redeemable, at Amtran's option, in whole or in part, at any time on or after June 15, 2003, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the year indicated below:

Year                                                           Percentage
----                                                           ----------

2003......................................                      104.81%
2004......................................                      102.41%

          In addition, at any time prior to June 15, 2001, Amtran may redeem up to 35% of the original aggregate principal amount of the 9 5/8% notes with the proceeds of one or more sales of common stock, at a redemption price equal to 109.625% of their principal amount plus accrued and unpaid interest, so long as at least $81.25 million of aggregate principal amount of 9 5/8% notes remains outstanding immediately after the redemption.

          Covenants. The indenture governing the 9 5/8% notes contains covenants substantially identical to the covenants contained in the indenture governing the 10 1/2% notes.

          Events of Default. The indenture governing the 9 5/8% notes contains events of default substantially similar to those contained in the indenture governing the 10 1/2% notes.

                           DESCRIPTION OF THE NOTES

          The Outstanding Notes were, and the Exchange Notes will be issued under the Indenture, dated as of July 24, 1997, among the Company, as issuer, American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Leisure Corp. (formerly ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air ExecuJet, Inc., Amber Air Freight Corporation, and Chicago Express Airlines, Inc., as guarantors (collectively, the Guarantors), and First Security Bank, N.A., as trustee (the Trustee), as supplemented by the First Supplemental Indenture dated as of December 21, 1999 among the Company, the Guarantors and the Trustee (references in this Description of Notes to the "Indenture" shall mean the Indenture as so supplemented). The following summary of certain provisions of the Indenture and the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the Trust Indenture Act). A copy of the Indenture and the Notes is available upon request from the Company.
Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." For purposes of this summary, unless the context indicates otherwise, the term "Notes" means the Exchange Notes Holders will receive if they participate in this exchange offer Notes.

General Aspects of the Exchange Notes

          Amtran, Inc. currently has outstanding $100,000,000 principal amount of Exchange Notes that was issued in 1997 under a previous registered statement. The Exchange Notes offered by this prospectus are part of the same series of Exchange Notes that were issued in 1997.

          The Notes will be unsecured senior obligations of the Company, and will mature on August 1, 2004. Each Note will initially bear interest at 10 1/2% per annum from the Closing Date, payable semiannually (to Holders of record at the close of business on the January 15 or July 15 immediately preceding the Interest Payment Date) on February 1 and August 1 of each year, commencing February 1, 2000.

          If we have not (i) consummated a registered exchange offer for the New Notes, or (ii) filed or caused a shelf registration statement with respect to resales of the Notes to be declared effective within the time period specified below, Holders will be entitled to certain additional interest. See "--Registration Rights for Outstanding Notes."

          Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York; provided that, at our option, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

          The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

          Subject to the covenants described below under "Covenants" and applicable law, we may issue additional Notes under the Indenture. The Outstanding Notes, the Exchange Notes and any additional Notes subsequently issued will be treated as a single class for all purposes under the Indenture.

Optional Redemption

          If more than 98% of the outstanding principal amount of the Notes are tendered pursuant to an Offer to Purchase, as required by the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant, we have the option to redeem the balance of the Notes, in whole or in part, at any time or from time to time thereafter up to maturity. Holders must be given between 30 to 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, and the Redemption Price will equal to the price specified in the Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment
Date).

          The Notes will also be redeemable, at our option, in whole or in part, at any time or from time to time, on or after August 1, 2002 up to maturity. Holders must be given between 30 to 60 days' prior notice mailed by first class mail to each Holders' last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing August 1 of the years set forth below:

                                                               Redemption
          Year                                                    Price

          2002.................................                  105.250%
          2003.................................                  102.625%

          In addition, at any time prior to August 1, 2000, we may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more sales of its Common Stock, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 110.500%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); so long as at least 65% of the aggregate principal amount of Notes remains outstanding after each such redemption.

          In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed. If the Notes are not listed on a national securities exchange, the redemption will be made by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; so long as no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note must state the portion of the principal amount of the Note to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder upon cancelation of the original Note.

Sinking Fund

There will be no sinking fund payments for the Notes.

Registration Rights for Outstanding Notes

          The Company and the Guarantors have agreed for the benefit of the Holders, that they will use their best efforts, at their cost,

          (i) within 45 days after the Closing Date (the "Filing Date") of the original offering, to file a registration statement (the exchange offer registration statement) with respect to a registered offer (the exchange offer) to exchange the Outstanding Notes for Exchange Notes with terms identical to the Outstanding Notes (except that the Exchange Notes will not bear legends restricting the transfer thereof); and

          (ii) cause the exchange offer registration statement to be declared effective within 150 days after the Closing Date.

Once the registration statement is declared effective, the Company and the Guarantors will offer the Exchange Notes in return for surrender of the Outstanding Notes. The offer will remain open for at least 20 business days after the date notice of the exchange offer is mailed to Holders. For each Outstanding Note surrendered to us under the exchange offer, the Holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the Outstanding Notes so surrendered or, if no interest has been paid on such Outstanding Notes, from the Closing Date.

          In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Guarantors to effect the exchange offer, or under certain other circumstances, the Company and the Guarantors shall, at their cost, use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all Outstanding Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company and the Guarantors shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Outstanding Notes has become effective and take certain other actions as are required to permit resales of the Outstanding Notes.

          A Holder that sells its Outstanding Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security Holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a Holder (including certain indemnification obligations).

          If we fail to comply with the above provisions or if the exchange offer registration statement or the Shelf Registration Statement fails to become effective, then additional interest shall become payable in respect of the Outstanding Notes as follows:

         (1)   if:

               (A) neither the exchange offer registration statement nor the Shelf Registration Statement is filed with the Commission on or prior to 45 days after the Closing Date; or

               (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the Outstanding Notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90- day period; or

         (2)    if:

                (A) neither the exchange offer registration statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 150 days after the Closing Date; or

                (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 60th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the Outstanding Notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

         (3)     if:

                (A) we have not exchanged exchange notes for all Outstanding Notes validly tendered in accordance with the terms of the exchange offer on or prior to the 30th day after the date on which the exchange offer registration statement was declared effective; or

                (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (other than after such time as all Outstanding Notes have been disposed of thereunder), then additional interest shall accrue on the principal amount of the Outstanding Notes at a rate of 0.50% per annum for the first 90 days commencing on:

                    (x) the 31st day after such effective date, in the case of
(A) above; or

                    (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the additional interest rate on the notes may not exceed in the aggregate 2.0% per annum; provided, further, however, that:

                    (a) upon the filing of the exchange offer registration statement or a Shelf Registration Statement (in the case of clause (1) above);

                    (b) upon the effectiveness of the exchange offer registration statement or a shelf registration (in the case of clause (2) above); or

                    (c) upon the exchange of exchange notes for all Outstanding Notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3)(B) above), additional interest on the Outstanding Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

          If the Company and the Guarantors effect the exchange offer, the Company will be entitled to close the exchange offer 20 business days after the commencement thereof, provided that it has accepted all Outstanding Notes theretofore validly surrendered in accordance with the terms of the exchange offer. Outstanding Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this Prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in the Transfer Restrictions section of the Offering Memorandum, dated December 16, 1999.

Guarantee

          The Company's obligations under the Notes are fully and unconditionally guaranteed on an unsecured, unsubordinated basis, jointly and severally, by the Guarantors; so long as no Note Guarantee is enforceable against any Guarantor in an amount in excess of the net worth of such Guarantor at the time that determination of that net worth is, under applicable law, relevant to the enforceability of such Note Guarantee. The net worth will include any claim of the Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution.

          Each Note Guarantee, other than the Note Guarantee provided by ATA, will provide by its terms that it will be automatically and unconditionally released and discharged if any sale, exchange or transfer to any Person that is not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock issued by, or all or substantially all the assets of, the Guarantor (which sale, exchange or transfer is not prohibited by the Indenture).

Ranking

          The indebtedness evidenced by the Notes and the Note Guarantees will rank equally in right of payment with all existing and future unsubordinated indebtedness of the Company and the Guarantors, respectively, and senior in right of payment to all existing and future subordinated indebtedness of the Company and the Guarantors, respectively. The Notes and Note Guarantees will also be effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors, to the extent of such security.

          At September 30, 1999, after giving pro forma effect to the private placement and the application of the net proceeds thereof, the Company (on a consolidated basis) would have had outstanding approximately $359.4 million of indebtedness (including the Notes), approximately $55.0 million of which would have been secured. At September 30, 1999, after giving pro forma effect to the Offering and the application of the net proceeds thereof, the Guarantors (on a consolidated basis excluding indebtedness owed to the Company and indebtedness of Amtran) would have had approximately $359.4 million of indebtedness outstanding (other than the Note Guarantees, approximately $55.0 million of which would have been secured indebtedness. See "Capitalization."

          The Credit Agreement is secured by certain L-1011 aircraft and related engines, including spares, and may be secured by other assets as provided thereunder. See "Description of Other Indebtedness." The Notes will be effectively subordinated to such indebtedness to the extent of such security interests. See "Risk Factors--Effective Subordination of Notes to Secured Obligations of Subsidiaries."

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

          "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

               (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

               (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

               (iii) the net income of any Restricted Subsidiary which is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, Rule or governmental regulation applicable to such Restricted Subsidiary;

               (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

               (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and

               (vi) all extraordinary gains and extraordinary losses.

          "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding writeups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom

               (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and

               (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Asset Acquisition" means

               (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or

               (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

          "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of

               (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company

         or

               (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

          "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of

               (i) all or any of the Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares),

               (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or

               (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include

                    (a) sales or other dispositions of inventory, receivables
               and other current assets,

                    (b) sales or other dispositions of assets for
               consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant or

                    (c) sales or other dispositions of assets in a single
               transaction or series of related transactions having a fair market value, as determined in good faith by the Board of Directors, of $2 million or less.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

                  (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by

                  (ii) the sum of all such principal payments.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

          "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

          "Change of Control" means such time as

                  (i) (x) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (y) immediately following the occurrence of the events specified in subsection (x), there shall have occurred any downgrading, or notice shall have been given of any intended or potential downgrading, in the rating accorded any of the Company's securities or

                  (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

          "Closing Date" means the date on which the Outstanding Notes are originally issued under the Indenture.

          "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income,

                    (i) Consolidated Interest Expense,

                    (ii) income taxes (other than income taxes (either
               positive or negative) attributable to extraordinary and non-recurring gains or losses arising out of sales of assets),

                    (iii) depreciation expense,

                    (iv) amortization expense and

                    (v) all other non-cash items reducing Adjusted
               Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in the calculation of Adjusted Consolidated Net Income in accordance with GAAP) by an amount equal to

                         (A) the amount of the Adjusted Consolidated Net
                    Income attributable to such Restricted Subsidiary multiplied by

                         (B) the quotient of (1) the number of shares of
                    outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

          "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation but without duplication, amortization of original issue discount on any Indebtedness and the interest portion of any deferred purchase price payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and the interest component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however,

               (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause
          (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause
          (iii) of the definition thereof),

               (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or the Credit Agreement, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and

               (iii) any interest or other financing costs associated with loans to students of the Company's training academy, unless such costs are paid by the Company or any Restricted Subsidiary.

          "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No.
52).

          "Credit Agreement" means the credit agreement among ATA, NBD Bank, N.A., as agent, the lenders named therein, the Company and the other Guarantors, as guarantors, together with all other loan or credit agreements entered into from time to time with one or more banks or other institutional lenders and all instruments and documents executed or delivered pursuant thereto, in each case as such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time in one or more successive transactions (including any such transaction that changes the amount available, replaces the relevant agreement or changes one or more lenders).

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

          "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

          "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is

               (i) required to be redeemed prior to the Stated Maturity of the Notes,

               (ii) redeemable at the option of the Holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes: provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the Holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

          "Exchange Note" means the registered 10 1/2% Senior Notes due 2004 being offered in exchange for the unregistered 10 1/2% Senior Notes due 2004 pursuant to the Exchange Offer.

          "Existing Stockholders" means J. George Mikelsons, his spouse, his issue, any trust for any of the foregoing and any Affiliate of any of the foregoing.

          "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture

               (i) shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (A) the amortization of any expenses incurred in connection with the offering of the Notes and (B) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and

               (ii) shall, insofar as they involve the treatment for financial reporting purposes of amounts incurred with engine overhauls, reflect the accounting policy of the Company as in effect as of the Closing Date.

          "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

               (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

               (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create. issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness: provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication),

               (i) all indebtedness of such Person for borrowed money,

               (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

               (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business day following receipt by such Person of a demand for reimbursement),

               (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

               (v) all Capitalized Lease Obligations,

               (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

               (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, and

               (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

          "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,

               (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

               (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period:

               (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

               (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Net Cash Proceeds" means,

               (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

               (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

               (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,

               (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either
          (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and

               (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

               (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Note Guarantee" means any Guarantee of the Notes by a Guarantor.

          "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

               (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

               (ii) the purchase price and the date of purchase (which shall be a Business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

               (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

               (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

               (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

               (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

               (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each

          Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and

               (viii) if more than 98% of the outstanding principal amount of the Notes is tendered pursuant to an Offer to Purchase, the Company shall have the right to redeem the balance of the Notes at the purchase price specified in such Offer to Purchase, plus (without duplication) accrued and unpaid interest, if any, to the Redemption Date on the principal amount of the Notes to be redeemed.

On the Payment Date, the Company shall

               (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

               (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

               (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

          "Outstanding Note" means the unregistered 10 1/2% Senior Notes due 2004 being accepted for exchange pursuant to the exchange offer.

          "Permitted Investment" means

               (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

               (ii) Temporary Cash Investments;

               (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

               (iv) stock, obligations or securities received in settlement or satisfaction of judgments or claims;

               (v) loans or advances to employees in the ordinary course of business; and

               (vi) the non-cash portion of the consideration received for any Asset Sale.

          "Permitted Liens" means

               (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

               (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

               (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

               (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

               (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

               (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) each such Lien is created solely for the purpose of securing Indebtedness Incurred to finance the costs (including transaction costs and the costs of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within twelve months after, the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

               (vii) Liens upon aircraft, engines and buyer-furnished equipment attached thereto or incorporated therein other than as permitted by the foregoing clause (vi); provided that, after giving effect thereto and the Indebtedness secured thereby, the book value of assets of the Company not subject to any Lien (other than Liens described in clauses (i) through (v), (xiii) and (xvi) of the definition of "Permitted Liens") shall be not less than $125 million;

               (viii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

               (ix) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

               (x) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

               (xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

               (xii) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

               (xiii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

               (xiv) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

               (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

               (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (xvii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

               (xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and

               (xix) Liens on or sales of receivables.

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

          "S&P" means Standard & Poor's Ratings Service and its successors.

          "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

               (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or

               (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

          "Stated Maturity" means,

               (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

               (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Temporary Cash Investment" means any of the following:

               (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

               (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "N' (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

               (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

               (iv) commercial paper, maturing not more than 90 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or A-l (or higher) according to S&P, and

               (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

          "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means

               (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

               (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that:

                    (A) any Guarantee by the Company or any Restricted
               Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

                    (B) either (I) the Subsidiary to be so designated has
               total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and

                    (C) if applicable, the Incurrence of Indebtedness and the
               Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that

               (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

Limitation on Indebtedness

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 3:1.

          Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

               (i) Indebtedness of the Company or any Restricted Subsidiary that is a Guarantor outstanding at any time under the Credit Agreement; provided, that after giving effect to the Incurrence of any such Indebtedness, the book value of assets of the Company not subject to any Lien (other than Liens described in clauses (i) through (v), (xiii) and (xvi) of the definition of "Permitted Liens") shall not be less than $125 million;

               (ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

               (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under clause (v) of this paragraph and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or Note Guarantees shall only be permitted under this clause (iii) if:

                    (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or Note Guarantees, as the case may be;

                    (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or Note Guarantees, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantees, as the case may be; and

                    (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii) (other than pursuant to an Offer to Purchase);

          (iv) Indebtedness:

                    (A) in respect of performance, surety or appeal bonds provided in ordinary course of business;

                    (B) under Currency Agreements and Interest Rate Agreements provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

                     (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

               (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance";

               (vi) Guarantees of the Notes, Guarantees by the Company or Restricted Subsidiaries of Indebtedness of ATA under the Credit Agreement, and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

               (vii) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the cost of aircraft, engines and buyer-furnished equipment attached thereto or incorporated therein; provided, that such Indebtedness is created solely for the purpose of financing the costs (including transaction costs and the costs of improvement or construction) of property or assets and is incurred prior to, at the time of or within 12 months after, the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets, and (b) the principal amount of such Indebtedness does not exceed 100% of such costs; and

               (viii) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (vii) above in an aggregate principal amount outstanding at any time not to exceed $10 million.

          (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

          (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,

               (i) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant;

               (ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

               (iii) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness.

          For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the

Company, in its sole discretion shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

               (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries;

               (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any Holder (or any Affiliate of such Holder) of 5% or more of the Capital Stock of the Company;

               (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or to a Guarantor's Note Guarantee, as the case may be; or

               (iv) make any Investment, other than a Permitted Investment, in any Person (such other actions described in clauses (i) through (iv) above being collectively payments or any "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted
          Payment:

                         (A) a Default or Event of Default shall have occurred
and be continuing;

                         (B) the Company could not Incur at least $1.00 of
Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

                         (C) the aggregate amount of all Restricted Payments
(the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of

                         (1) 50% of the aggregate amount of the Adjusted
                    Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant; plus

                         (2) the aggregate Net Cash Proceeds received by the
                    Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the Holder, or are required to be redeemed, prior to the Stated Maturity of the Notes); plus

                         (3) an amount equal to the net reduction in
                    Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"); not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; minus

                         (4) the sum of the amounts by which the Pro Forma
                    Consolidated Net Worth after giving effect to each consolidation, merger and sale of assets effectuated pursuant to clause (iii) under the "Consolidation, Merger and Sale of Assets" covenant was less than the Base Consolidated Net Worth immediately prior to such consolidation, merger and sale of assets; plus

                         (5) $5 million.

The foregoing provision shall not be violated by reason of:

               (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

               (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

               (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

               (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company or any Guarantor (or options, warrants or other rights to acquire such Capital Stock);

               (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

               (vi) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein; or

               (vii) the purchase or redemption of subordinated Indebtedness pursuant to asset sale or change of control provisions contained in the Indenture or other governing instrument relating thereto; provided, however, that (a) no offer or purchase obligation may be triggered in respect of such Indebtedness unless a corresponding obligation also arises for the Notes and (b) in all events, no repurchase or redemption of such Indebtedness may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the Notes.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary that is not a Guarantor to:

               (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

               (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

               (iii) make loans or advances to the Company or any other Restricted Subsidiary; or

               (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions:

               (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

               (ii) existing under or by reason of applicable law;

               (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

               (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

               (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

               (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

                            (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement;

                          (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company); and

                          (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from:

                         (1) creating, incurring, assuming or suffering to
                    exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

                         (2) restricting the sale or other disposition of
                    property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

          The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

                    (i) to the Company or a Wholly Owned Restricted
               Subsidiary;

                    (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or

                    (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

          The Company will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless:

                    (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary; and

                    (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is:

                           (A) pari passu with the Notes or the Note
                  Guarantees, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or

                           (B) subordinated to the Notes or the Note
                  Guarantees, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantees, as the case may be.

          Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

                    (i) any sale, exchange or transfer, to any Person not an
               Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or

                    (ii) the release or discharge of the Guarantee which
               resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Holder (or any Affiliate of such Holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to:

                    (i) transactions (A) approved by a majority of the
               disinterested members of the Board of Directors, or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

                    (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

                    (iii) the payment of reasonable and customary regular
               compensation (whether in cash or securities) and expense reimbursements to directors of the Company who are not employees of the Company;

                    (iv) any payments or other transactions pursuant to any
               tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or

                    (v) any Restricted Payments not prohibited by the
               "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph;

          (a) the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause
(i)(A) or (B) above; and

          (b) the aggregate amount of which exceeds $3 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

Limitation on Liens

          The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes (or in the case of a Lien on assets or properties of a Guarantor, the Note Guarantee of such Guarantor) and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes or the Note Guarantee, prior to) the obligation or liability secured by such Lien.

          The foregoing limitation does not apply to:

               (i) Liens existing on the Closing Date, including Liens securing obligations under the Credit Agreement;

               (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

               (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

               (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
          (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

               (v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or

               (vi) Permitted Liens.

Limitation on Sale-Leaseback Transactions

          The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

          The foregoing restriction does not apply to any sale-leaseback transaction if:

               (i) the lease is for a period, including renewal rights, of not in excess of three years;

               (ii) the lease secures or relates to industrial revenue or pollution control bonds;

               (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

               (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

Limitation on Asset Sales

          The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

               (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

               (ii) at least 75% of the consideration received (including the fair market value, as determined in good faith by the Board of Directors, of any non-cash consideration) consists of (w) cash, (x) Temporary Cash Investments, (y) marketable securities which are liquidated for cash within 90 days following the consummation of such Asset Sale, and (z) the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and the Note Guarantees); provided, that:

                    (1) such Indebtedness is not subordinate in right of
               payment to the Notes and the Note Guarantees; and

                    (2) the Company or such Restricted Subsidiary is
               irrevocably released and discharged from such Indebtedness.

          In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission) then the Company shall or shall cause the relevant Restricted Subsidiary to:

                   (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

                            (A) apply an amount equal to such excess Net
         Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

                           (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment; and

                  (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

          The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

          If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

          In the event that more than 98% of the outstanding principal amount of the Notes are tendered pursuant to such Offer to Purchase, the balance of the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date).

Repurchase of Notes upon a Change of Control

          The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. In the event that more than 98% of the outstanding principal amount of the Notes are tendered pursuant to such Offer to Purchase, the balance of the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant


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


Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date).

          There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase.

Commission Reports and Reports to Holders

          Whether or not the Company or any Guarantor is then required to file reports with the Commission, the Company and each Guarantor shall file with the Commission all such reports and other information as they would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

Events of Default

          The following events will be defined as "Events of Default" in the
Indenture:

               (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

               (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

               (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or a Guarantor or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

               (d) the Company or a Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or a Guarantor in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

               (e) there occurs with respect to any issue or issues of Indebtedness of the Company, any Guarantor or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,
          (1) an event of default that has caused the Holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (2) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

               (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, any Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                  (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any


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




         Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

               (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors or

               (i) any Note Guarantee ceases to be in full force and effect (except pursuant to its terms) or is declared null and void or any Guarantor denies that it has any further liability under any Note Guarantee, or gives notice to such effect.

          If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company or any Guarantor) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable.

          Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company, any Guarantor or the relevant Significant Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

               (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and

               (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

          The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

               (i) the Holder gives the Trustee written notice of a continuing Event of Default;

               (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

               (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;


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               (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

               (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

          The Indenture will require certain officers of the Company and each Guarantor to deliver to the Trustee on or before a date not more than 90 days after the end of each fiscal year, an Officers' Certificate stating whether or not such officers know of any Default or Event of Default that occurred during such fiscal year. The Company and each Guarantor will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

          Neither the Company nor any Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company or any Guarantor unless:

               (i) the Company or the Guarantor shall be the continuing Person, or the Person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor is merged or that acquired or leased such property and assets of the Company or the Guarantor shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, on all of the Notes or the Note Guarantees, as the case may be, and under the Indenture;

               (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

               (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Guarantor, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantees, as the case may be, shall have a Consolidated Net Worth (a "Pro Forma Consolidated Net Worth") which is equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately prior to such transaction (the "Base Consolidated Net Worth"), or if the Pro Forma Consolidated Net Worth is less than the Base Consolidated Net Worth, the amount by which the Pro Forma Consolidated Net Worth is less than the Base Consolidated Net Worth shall, if considered as a Restricted Payment, be permitted to be paid at the time under the "Limitation on Restricted Payments" covenant;

               (iv) immediately after giving effect to such transaction on a pro forma basis the Company or any Guarantor, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantees, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; and provided further that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person, the Company or any Guarantor) shall be issued or distributed to the stockholders of the Company or the Guarantor; and

                  (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of


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         incorporation of the Company or any Guarantor; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

          Defeasance and Discharge. The Indenture provides that the Company and each Guarantor will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes and the Note Guarantees on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes and the Note Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

                  (A) the Company or the Guarantors have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

                  (B) the Company has delivered to the Trustee (i) either
         (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940,

                  (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

                  (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

          Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

          Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of


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the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments and the Guarantors' Note Guarantees with respect to such payments will remain in effect.

Modification and Waiver

          Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

               (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

               (ii) reduce the principal amount of, or premium, if any, or interest on, any Note,

               (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,

               (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

               (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture,

               (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes,

               (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or

               (viii) release any Guarantor from its Note Guarantee or otherwise modify the term the Note Guarantees in a material respect adverse to the Holders.

          Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee without notice to or the consent of any Holder

               (i) to cure any ambiguity, defect or inconsistency,

               (ii) to comply with the "Consolidation, Merger and Sale of Assets" covenant,

               (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act,

               (iv) to evidence and provide for the acceptance of appointment by a successor Trustee,

               (v) to provide for uncertificated Notes in addition to or in place of certificated Notes,

               (vi) to add one or more Subsidiary Guarantees on the terms required by the Indenture,

               (vii) to make any change that does not adversely affect the rights of any Holder in any material respect.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

          The Indenture provides that no recourse for the payment of the principal of, premium, if any or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantors in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or the


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Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

          The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

          The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or a Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                         BOOK-ENTRY; DELIVERY AND FORM

          Exchange Notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

          Ownership of beneficial interests in a Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Beneficial Owners may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

          So long as DTC, or its nominee, is the registered owner or Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

          Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

          The Company expects that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the


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applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

          The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

          Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing its operations.

          If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers of Outstanding Notes who are U.S. Holders (as defined below) and the principal U.S. federal income and estate tax consequences of the purchase, ownership, exchange and disposition of the Notes to initial purchasers of Outstanding Notes who are Foreign Holders (as defined below).

          This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Outstanding Notes and is limited to purchasers who hold the Notes as capital assets, within the meaning of Section 1221 of the Code.

          This discussion also does not address the tax consequences to Foreign Holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to U.S. Holders, but certain special rules do apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note).

          PROSPECTIVE HOLDERS OF EXCHANGE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

U.S. Federal Income Taxation of U.S. Holders

          As used herein, the term "U.S. Holder" means a Holder of a Note that is, for U.S. federal income tax purposes, (a) a citizen or resident of the U.S., (b) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (c) an estate the income of


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which is subject to U.S. federal income taxation regardless of source, or
(d) a trust subject to the primary supervision of a court within the U.S. and the control of a U.S. fiduciary, as described in the Code.

          If a partnership holds a Note, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding a Note, we suggest that you consult your tax advisor.

          Payment of Interest on Notes. Interest paid or payable on a Note will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such Holder's regular method of accounting for U.S. federal income tax purposes.

          Failure of the Company to file or cause to be declared effective an exchange offer registration statement or Shelf Registration Statement or to consummate the exchange offer as described under "Description of the Notes--Registration Rights" will cause additional interest to accrue on the Notes in the manner described therein. Such additional interest may be treated as original issue discount, includible by a Holder in income as such interest accrues, in advance of receipt of any cash payment thereof. The Notes will not be issued with original issue discount.

          Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, less any principal payments received by such U.S. Holder.

          Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year.

          The exchange of a Note by a U.S. Holder for an Exchange Note should not constitute a taxable exchange and a U.S. Holder will have the same tax basis and holding period in the Exchange Notes as the Notes. Any increase in the interest rate of the Notes resulting from an exchange offer not being consummated, or a Shelf Registration Statement not being declared effective, would not be treated as a taxable exchange.

          Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such Holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including all corporations, are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").

U.S. Federal Income Taxation of Foreign Holders

          As used herein, the term "Foreign Holder" means a Holder of a Note that is, for U.S. federal income tax purposes, (a) a nonresident alien individual, (b) a corporation organized or created under non-U.S. law, (c) an estate that is not taxable in the U.S. on its worldwide income, or (d) a trust that is either not subject to primary supervision over its administration by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

          Payment of Interest on Notes. In general, payments of interest received by a Foreign Holder will not be subject to U.S. withholding tax if
(a) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or


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constructively through stock ownership, (c) the Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and
(d) either (i)(I) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agents with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a U.S. Holder or (II) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Notes or qualifying intermediary and furnishes the Company or its agent a copy thereof or (ii) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from U.S. withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form 1001 (or a suitable substitute) claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

          Sale, Exchange or Retirement of the Notes. A Foreign Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note unless (a) the Foreign Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other place of business" in the U.S. or (b) the Foreign Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

          We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

          Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "--U.S. Federal Income Taxation of Foreign Holders--Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the Holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a U.S. person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States unless the broker has documentary evidence in its records that the Holder is a Foreign Holder and certain other conditions are met or the Holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the Holder certifies under penalties of perjury that the Holder is a Foreign Holder or otherwise establishes an exemption.

          Federal Estate Taxes. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes in connection with a U.S. trade or business.

                             PLAN OF DISTRIBUTION

          A broker-dealer that is the Holder of Outstanding Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Outstanding Notes acquired directly from the Company or any affiliate of the Company) may exchange such Outstanding Notes for Exchange Notes pursuant to the exchange offer; provided, however, that each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a


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


prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

          The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other Holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

          Certain legal matters in connection with the Offering are being passed upon for the Company by Cravath, Swaine & Moore, New York, New York. William P. Rogers, Jr., a partner at Cravath, Swaine & Moore, is a director of the Company, and beneficially owns 5,000 shares of common stock of the Company and options to purchase 4,000 shares of such common stock.

                                  EXPERTS

          The consolidated financial statements of Amtran, Inc. and subsidiaries incorporated by reference in Amtran, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                        WHERE TO FIND MORE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission and Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Copies of such material can also be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


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



     No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer contained herein other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                              ------------------



                                  $75,000,000




                                  $75,000,000



                                 Amtran, Inc.






                            10 1/2% Senior Exchange
                                Notes due 2004




                              ------------------
                                  PROSPECTUS
                              ------------------








                                  [January ],

                                    Part II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

          Information relating to indemnification of directors and officers is incorporated by reference herein from Item 14 of the Company's Registration Statement on Form S-1 (No. 33-59630).

Item 21.  Exhibits.

Exhibit
Number+                                Description

  *3.1--  Restated Articles of Incorporation of the Company.
  *3.2--  By-laws of the Company.

   4.1-- Indenture, dated as of July 24, 1997, and First Supplemental Indenture, dated as of December 21, 1999 between the Company, the Guarantors and First Security Bank, NA., as trustee.
   4.2--  Form of 10 1/2% Senior Exchange Note due 2004 (included in
          Exhibit 4.1). 4.3-- Purchase Agreement, dated December 16, 1999, between the Company, the Guarantors and Deutsche Bank Securities Inc.
   4.3-- Purchase Agreement, dated December 16, 1999, between the Company, the Guarantors' and Deutsche Bank Securities Inc.
   4.4-- Registration Rights Agreement, dated December 21, 1999, between the Company, the Guarantors and Deutsche Bank Securities Inc.
   5.1-- Opinion of Brian T. Hunt, General Counsel of the Company. 5.2-- Opinion of Cravath, Swaine & Moore.
   5.2--  Opinion of Cravath, Swaine & Moore.
  10.1--  Credit Agreement, dated July 24,1997, among ATA, the Company,
          NBD Bank, N.A., as agent, and the banks party thereto.
  10.2-- Guarantee Agreement, dated July 24, 1997, among the Company, Ambassadair Travel Club, Inc., ATA Leisure Corp. (formerly ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air
          Training Corporation, American Trans Air ExecuJet, Inc., Amber
          Air Freight Corporation, Chicago Express Airlines, Inc. and the lenders party thereto.
  10.3--  Security Agreement, dated July 24, 1997, between ATA and NBD
          Bank, N.A. as agent. ** 11.1-- Statement re computation of per share earnings.

**12.1--  Statements re computation of ratios.
  23.1--  Consent of Ernst & Young LLP.
  23.2--  Consent of Brian T. Hunt, General Counsel of the Company
          (included in Exhibit 5.1). 23.3-- Consent of Cravath, Swaine & Moore (included in Exhibit 5.2).
  23.3--  Consent of Cravath, Swaine & Moore (included in Exhibit 5.2)
  24.1--  Powers of Attorney (contained on signature page).
**25.1-- Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of First Security Bank, N.A. on Form T-1.
  99.1--  Form of Letter of Transmittal.
  99.2--  Form of Notice of Guaranteed Delivery.

  99.3-- Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
  99.4--  Form of Letter to Clients.

----------
+ Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.
* Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-59630), and incorporated herein by reference.
** To be filed by Amendment.

Item 22. Undertakings.

          (a) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given,


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


the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


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


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 21st day of January, 2000.

                                            AMTRAN, INC.

                                            By /s/ J. George Mikelsons
                                              --------------------------------
                                                  J. George Mikelsons
                                             Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signatures                   Titles              Dates

   /s/  J. George Mikelsons     Chairman of the Board       January 21, 2000
    ------------------------        of Directors
       (J. George Mikelsons)

   /s/ John P. Tague            President and Chief         January 21, 2000
    ------------------------    Executive officer and
          (John P. Tague)       Director (Principal
                                Executive Officer)

    /s/ James W. Hlavacek       Executive Vice President    January 21, 2000
    ------------------------    and Chief Operating Officer
       (James W. Hlavacek)      and Director

    /s/ Kenneth K. Wolff        Executive Vice President    January 21, 2000
    ------------------------    and Chief Financial Officer
        (Kenneth K. Wolff)      and Director (Principal Financial
                                and Accounting Officer)

                                Director                    January 21, 2000
    ------------------------
       (Robert A. Abel)

    /s/ William P. Rogers, Jr.  Director                    January 21, 2000
    ------------------------
    (William P. Rogers, Jr.)

    /s/ Andrejs P. Stipnieks    Director                    January 21, 2000
    ------------------------
     (Andrejs P. Stipnieks)



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